EXHIBIT 99.1
News Release
Contacts:	Media -	Barry L. Racey, Director, Government and Public Relations (513) 425-2749
	Investors -	Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Provides Second Quarter 2012 Guidance
and Update on Progress of Strategic Investments

WEST CHESTER, OH, June 18, 2012 - AK Steel (NYSE: AKS) today provided guidance for its second quarter of 2012 financial results.
AK Steel said it expects total shipments of approximately 1,350,000 tons in the 2012 second quarter, which is slightly higher than the first quarter of 2012. The company said it expects that its average per-ton selling price for the second quarter of 2012 will be about the same as in the first quarter of 2012. AK Steel also said that it expects to benefit from higher operating rates and lower raw material costs in the second quarter of 2012 compared to the first quarter of 2012.
Taking all of these factors into account, and subject to the possibility discussed below of recording a valuation allowance for its deferred tax assets, AK Steel said it expects to generate net income of between $0.04 and $0.06 per diluted share of common stock for the second quarter of 2012, which would represent an improvement compared to the loss of $0.11 per diluted share reported for the first quarter of 2012. Due to increased uncertainty and volatility with respect to near-term economic conditions in the United States and in other markets served by the company, including a recent deterioration in spot market pricing, AK Steel cannot provide reliable guidance at this time for the company's results for the remainder of 2012.
In accordance with generally accepted accounting principles, the company regularly evaluates the need for a valuation allowance for its deferred tax assets. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating whether to record a valuation allowance, the applicable accounting standards place heavy emphasis on the existence of cumulative losses in recent years. As discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011 (at pages 33 -34), the company has been periodically assessing relevant positive and negative evidence. At the conclusion of the second quarter, the company again will assess such evidence, including the effect of recent events, such as the current global economic outlook, declining selling prices and increases in foreign imports into the United States. As a result of this assessment, the company likely will record a non-cash charge to income tax expense in the second quarter of 2012 to recognize a valuation allowance against some or all of its remaining deferred tax assets.

Update on Progress of Strategic Investments
In addition, the company said that its Magnetation LLC joint venture continues to ramp-up operations, and AK Steel may be able to obtain iron ore pellets from the joint venture earlier than 2015, as it had previously estimated. Similarly, the company is optimistic that it is ahead of schedule to produce coal from its wholly-owned subsidiary AK Coal Resources, Inc., which is in the process of developing its mining operations.
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Safe Harbor Statement
The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as updated in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.
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